UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

SCHEDULE 14A

(Rule 14-A-101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted
by Rule 14a-6(e)(2))

☒	Definitive Revised Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Gencor Industries, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EXPLANATORY NOTE

This Amendment No. 2 to the Schedule 14A filed by the Registrant on January 28, 2008 is being filed to include additional information required to be filed by Items 4(b) of Schedule 14A as a result of the engagement of D. F. King & Co., Inc. as the Registrant’s proxy solicitation firm. No other information in the definitive Proxy Statement has been revised, supplemented, updated or amended.

COSTS OF SOLICITATION

In addition to the information provided in the “Solicitation and Revocation of Proxy” section of this Proxy Statement, the Company has retained D. F. King & Co., Inc. to assist in soliciting WHITE proxies from banks, brokers, nominees, institutions and individuals. The Company has agreed to pay D. F. King & Co., Inc. fees of up to $45,000 for assisting the Board in soliciting proxies for the Annual Meeting, and has agreed to reimburse D. F. King & Co., Inc. for its reasonable out-of-pocket expenses. The Company has also agreed to pay D. F. King & Co., Inc. $4.50 per incoming and outgoing telephone contact, plus telecom charges. All compensation payable to D. F. King & Co., Inc. is fixed and nonrefundable. The agreement with D. F. King & Co., Inc. contains customary indemnification provisions. D. F. King & Co., Inc. will provide its services to the Company until the certification of the stockholder vote, but in no event later than May 1, 2008. D. F. King & Co., Inc. anticipates that it will use approximately 25 persons in its solicitation efforts.

Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held as of the record date. The Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, directors, officers and employees of the Company may solicit WHITE proxies. No additional compensation will be paid for such services. Solicitation may be conducted in person, by telephone, by use of the internet, by facsimile, by telegram or by other means of communication.

All costs incidental to the solicitations of proxies on behalf of the Board will be borne by the Company. Total expenditures for these solicitations are estimated to be approximately $60,000 - $100,000. Such costs do not include costs represented by salaries and wages of regular employees and officers of the Company. Total expenditures to date are approximately $2,000.